Exhibit 99.2

Illustrative Effect of Potential Dilutive Impact of Convertible Senior Notes Due 2025

UNAUDITED

In May 2020, Bloomin’ Brands, Inc. (the “Company”) issued $230 million aggregate principal amount of 5.00% convertible senior notes due in 2025 (the “2025 Notes”). The initial conversion rate applicable to the 2025 Notes was 84.122 shares of our common stock per $1,000 principal amount of 2025 Notes, which is equivalent to an initial conversion price of approximately $11.89 per share of our common stock. In connection with the offering of the 2025 Notes, we entered into convertible note hedge transactions with certain of the initial purchasers of the 2025 Notes and/or their respective affiliates and other financial institutions. The Company also sold warrants for approximately 19.348 million shares of our common stock at an initial strike price of $16.64.

On May 25, 2022, the Company entered into exchange agreements with certain holders (the “Noteholders”) of the 2025 Notes. The Noteholders agreed to exchange $125.0 million in aggregate principal amount of the Company’s outstanding 2025 Notes for $196.9 million in cash, plus accrued interest, and approximately 2.3 million shares of the Company’s common stock (the “2025 Notes Partial Repurchase”). In connection with the 2025 Notes Partial Repurchase, the Company entered into partial unwind agreements with certain financial institutions relating to a portion of the convertible note hedge transactions and a portion of the warrants that were previously entered into by the Company in connection with the issuance of the 2025 Notes.

In connection with dividends paid during the twenty-six weeks ended June 26, 2022, the conversion rate for the remaining 2025 Notes decreased to approximately $11.74 per share, which represents 85.185 shares of common stock per $1,000 principal amount of the 2025 Notes, or a total of approximately 8.944 million shares for the remaining $105.0 million aggregate principal amount of the 2025 Notes. The strike price for the remaining warrants decreased to $16.43 in connection with dividends paid during the twenty-six weeks ended June 26, 2022.

The following table illustrates the potential dilutive shares of our common stock that would be included in the calculation of our future reported EPS assuming various hypothetical quarterly average market prices of our common stock at the current conversion rate. The potential dilutive shares are calculated using the “if-converted” method with the 2025 Notes to be settled in cash, as required, and any excess in shares.

Hypothetical Quarterly Average Share Price (1)	Net Shares from Notes	Net Shares from Warrants	Total Dilutive Potential Shares for EPS Purposes (2)	Net Shares from Bond Hedge (3)	Total Expected Dilution at Maturity of Notes (4)
$11.74	—	—	—	—	—
$16.00	2,381,900	—	2,381,900	(2,381,900)	—
$16.43	2,555,543	—	2,555,543	(2,555,543)	—
$18.00	3,111,067	777,734	3,888,801	(3,111,067)	777,734
$20.00	3,694,400	1,594,400	5,288,800	(3,694,400)	1,594,400
$22.00	4,171,673	2,262,582	6,434,255	(4,171,673)	2,262,582
$24.00	4,569,400	2,819,400	7,388,800	(4,569,400)	2,819,400
$26.00	4,905,939	3,290,554	8,196,493	(4,905,939)	3,290,554
$28.00	5,194,400	3,694,400	8,888,800	(5,194,400)	3,694,400
$30.00	5,444,400	4,044,400	9,488,800	(5,444,400)	4,044,400
$32.00	5,663,150	4,350,650	10,013,800	(5,663,150)	4,350,650
$34.00	5,856,165	4,620,871	10,477,036	(5,856,165)	4,620,871
$36.00	6,027,734	4,861,067	10,888,801	(6,027,734)	4,861,067
$38.00	6,181,243	5,075,979	11,257,222	(6,181,243)	5,075,979
$40.00	6,319,400	5,269,400	11,588,800	(6,319,400)	5,269,400
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(1)Although settlement continues beyond $40 per share, we have not presented further data.
(2)Represents incremental shares to be included in determination of diluted EPS, pursuant to GAAP.
(3)The bond hedge offsets dilution from the 2025 Notes upon conversion or settlement.
(4)These are the number of shares that represent actual dilution from the 2025 Notes at conversion or settlement.

The table above is for illustrative purposes and does not represent our forecast of future stock performance.

This document contains forward-looking statements regarding Bloomin’ Brands’ expectations, anticipations, intentions, beliefs or strategies regarding the future, including the total potential dilutive shares that would be included in the calculation of GAAP EPS. Forward-looking statements represent Bloomin’ Brands’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements and there can be no assurance that future developments affecting Bloomin’ Brands will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of our common stock and risks relating to our business, including the anticipated impact to consumer demand and supply chain due to the spread of the coronavirus (COVID-19), risks that we undergo a corporate event that causes a “make-whole fundamental change” with respect to the 2025 Notes, and other risks described in periodic reports that Bloomin’ Brands files from time to time with the Securities and Exchange Commission (the “SEC”). For additional information on these and other factors that could affect Bloomin’ Brands’ actual results, see the risk factors set forth in Bloomin’ Brands filings with the SEC, including the most recent Annual Report filed with the SEC on February 23, 2022. Bloomin’ Brands disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document, except as required by applicable law or regulation. Forward-looking statements included in this document are made as of the date hereof.
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